Exhibit 99.1

N E W S R E L E A S E
Corporate Headquarters 4350 Congress Street Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793

GLATFELTER ANNOUNCES CHIEF FINANCIAL OFFICER TRANSITION
CHARLOTTE, North Carolina – April 4 2022: Glatfelter Corporation (NYSE: GLT) a leading global supplier of engineered materials, today announced that Ramesh Shettigar, Vice President, ESG, Investor Relations & Corporate Treasurer, will be promoted to the role of Senior Vice President, Chief Financial Officer & Treasurer, effective May 6, 2022. Mr. Shettigar’s appointment follows the resignation of Samuel L. Hillard, the Company’s current Senior Vice President, Chief Financial Officer, effective May 6, 2022, as he pursues a new career opportunity with an early-stage technology company. The Company noted that Mr. Hillard’s departure is not related to Glatfelter’s operations, financial reporting, or controls.

“Ramesh has a strong track record of building trusted relationships and delivering results at Glatfelter. With his extensive financial acumen, credit experience, and strategic decision-making skills, coupled with the Company’s strong and experienced Corporate Finance team, Ramesh is well-positioned to play a critical role in the continued execution of our long-term growth strategy, while maintaining Glatfelter’s commitment to financial discipline. We look forward to Ramesh’s leadership and guidance in his expanded role as Glatfelter’s CFO,” said Dante C. Parrini, Chairman and Chief Executive Officer.

Mr. Shettigar joined Glatfelter in 2014 and has served in leadership roles with increasing responsibilities critical to the Company’s investor relations, treasury, corporate development, and strategic initiatives. In September 2021, he was promoted to an expanded role as Vice President, ESG, Investor Relations & Corporate Treasurer, and was appointed as an executive officer by the Company’s Board of Directors. He holds a bachelor’s degree in Finance from the University of North Carolina at Chapel Hill and an MBA and master’s degree in Information Management from Washington University in St. Louis.

Mr. Parrini continued, “Sam has been a key leader as we have made significant strides in reshaping Glatfelter into a more growth-oriented business and we are well-positioned to continue to execute on that strategy under Ramesh’s leadership. Prior to his departure, Sam will be participating in the Company’s 2022 first-quarter earnings call on Tuesday, May 3 and the Annual Meeting of Shareholders on Thursday, May 5. We thank Sam for his numerous contributions and wish him continued success as he begins the next phase of his career.”

About Glatfelter

Glatfelter is a leading global supplier of engineered materials with a strong focus on innovation and sustainability. The Company’s high quality, technology-driven, innovative, and customizable nonwovens solutions can be found in products that are Enhancing Everyday Life®. These include personal care and hygiene products, food and beverage filtration, critical cleaning products, medical and personal protection, packaging products, as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s 2021 net sales were $1.1 billion with approximately 3,250 employees worldwide. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with sixteen manufacturing sites located in the United States, Canada, Germany, the United Kingdom, France, Spain, and the Philippines. The Company has sales offices in all major geographies serving customers under the Glatfelter and Sontara® brands. Additional information about Glatfelter may be found at www.glatfelter.com.

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